Exhibit 10.122

                                                       ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT dated as of October 26, 2000 (this "Agreement") by and between MedImmune Oncology,
Inc., a Delaware corporation ("Seller") and MGI Pharma, Inc., a Minnesota corporation ("Buyer"). Seller and Buyer may each be referred to herein individually as a "Party" and collectively as the "Parties".

                                                         W I T N E S S E T H:

                  WHEREAS, Seller is engaged in, among other things, the marketing and sale of altretamine products for human use marketed under the Hexalen(R)brand name; and

                  WHEREAS, Buyer desires to purchase all of the assets of Seller relating exclusively to the Product (as hereinafter defined) in the Territory (as hereinafter defined), and Seller desires to sell such assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

                                                              DEFINITIONS

                  Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings:

                  "Affiliate" shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Person.

                  "Aggrieved Party" shall have the meaning set forth in Section 8.2.

                  "Allocation Statement" shall have the meaning set forth in Section 2.9.

                  "Applicable Laws" shall mean, with respect to the Purchased Assets in the Territory, all laws, treaties, statutes, ordinances, judgments, decrees, rules, injunctions, writs, regulations, binding arbitration rulings, orders, judicial or administrative interpretations, of any Governmental Authority having jurisdiction over the Purchased Assets in the Territory.

                  "Assumed Agreements" shall mean those agreements listed in Exhibit B hereto between Seller and certain third parties, to the extent that such agreements relate to the Product.

                  "Assumed Liabilities" shall mean (a) all future obligations relating exclusively to the Product that are required to be performed and fulfilled after the Closing under the terms of the Assumed Agreements; (b) except to the extent Buyer is specifically entitled to reimbursement pursuant to the terms of Section 2.10, obligations for the return of Product commencing on the
Closing Date; (c) state and federal Medicaid/Medicare rebates, managed care and administrative fees in connection with Product sold in the Territory by Buyer commencing on the Closing Date; (d) all customer chargebacks and similar payments to customers in connection with Product sold in the Territory commencing on the Closing Date; (e) all product liability or intellectual property infringement claims or lawsuits relating to the occurrences of injuries caused by Product sold by Buyer or caused by the Purchased
Assets commencing on the Closing Date; and (f) all other costs and claims relating to the Product or the Purchased Assets arising on or after the Closing Date.

                  "Closing" shall have the meaning set forth in Section 2.3.

                  "Closing Date" shall have the meaning set forth in Section 2.3.

                  "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

                  "Commercially Reasonable Efforts" shall mean reasonable efforts and resources at least equal to those normally used by a Party for a product owned by it or to which it has substantial rights and which has a similar commercial potential.

                  "Contract Year" shall mean the twelve (12) month period commencing on the Closing Date and each successive twelve
(12) month period thereafter, and "Contract Year One" shall mean the twelve (12) month period commencing on the Closing Date,
"Contract Year Two" shall mean the twelve (12) month period commencing on the first anniversary of the Closing Date and so on through and including Contract Year Ten.

                  "Costs" shall have the meaning set forth in Section 8.1.

                  "Encumbrances" shall mean all claims, security interests, liens, pledges, charges, escrows, rights of first refusal, mortgages, hypothecations, indentures, security agreements or any other encumbrances of any kind, whether existing now or by reason of acceleration because of the conveyance of the Purchased Assets.

                  "FDA" shall mean the United States Food and Drug Administration.

                  "Fixed Payments" shall mean the fixed payments set forth in Part I of Exhibit A hereto.

                  "Fixed Payment Quarter" shall mean the three (3) month period commencing on the first day of the first full month after the Closing Date and each of the next five successive three (3) month periods thereafter, and "Fixed Payment Quarter One" shall mean the first three (3) month period commencing on the first day of the first full month after the Closing Date, "Fixed Payment
Quarter Two" shall mean the three (3) month period commencing on the day after the expiration of Contract Quarter One and so on through Contract Quarter Six.

                  "Governmental Authority" shall mean any governmental department, commission, board, bureau, agency or court, including but not limited to any federal, state, district, territory, possession or commonwealth instrumentality.

                  "Included Intellectual Property" shall mean (a) all Included Know-How; (b) all Trademarks; (c) all copyrights, copyright registrations and applications for registration, inventions and all other intellectual property rights, whether registered or not, in each case in this clause (c) which are owned by Seller and exclusively related to the Product and in each case subject to the terms of the Assumed Agreements.

                  "Included Know-How" shall mean any and all Know-How owned and held by Seller exclusively related to the Product.

                  "Indemnifying Party" shall have the meaning set forth in Section 8.2(a).

                  "IND" shall mean Investigational New Drug application filed with the FDA.

                  "Indicia" shall have the meaning set forth in Section 6.5.

                  "Inventory" shall mean with respect to Seller those inventories in the Territory as of the Closing Date which are listed on Exhibit C hereto.

                  "Know-How" shall mean any and all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information.

                  "Material Adverse Effect" shall mean any event, circumstance or effect that is materially adverse to the Purchased
Assets or the business, assets, operations, results of operations or financial condition of the manufacture, distribution or sale of any of the Product, taken as a whole, other than any event, change, circumstance or effect relating (a) to the economy in general,
(b) in general to the industries in which the Product is sold and not specifically relating to the Product; provided that the
Product, taken as a whole, is not materially disproportionately affected as compared to other Persons engaged in such industry by such event, change, circumstance or effect or (c) changes, circumstances and effects relating to the announcement of the transactions contemplated by this Agreement.

                  "Minimum Loss" shall have the meaning set forth in Section 8.3.

                  "Net Sales" shall mean the gross amount invoiced for any and all Product by Buyer or its licensees or sublicensees, or Affiliates of any of the foregoing less returns and less the following amounts to the extent deducted from or on such invoice or absorbed or accrued by Buyer or its licensees or sublicensees, or Affiliates of any of the foregoing:  (a) customary quantity, trade and/or cash discounts, chargebacks, returns, allowances, rebates (including any and all federal, state or local government rebates,
e.g., Medicaid rebates) and price adjustments allowed or given; and (b) all transportation and handling charges, sales and other excise Taxes and duties directly related to the sale, to the extent such items are included in the gross invoice price.  If the
Product is combined with one or more other active ingredients, Net Sales shall mean the gross amount of such Product invoiced by
Buyer and its licensees or sublicensees, or any Affiliates of the foregoing, less all the allowances, adjustments, discounts, taxes, duties and other charges referred to in clauses (a) and (b) above, multiplied by a fraction, the numerator of which shall be the manufacturing cost or acquisition cost, as applicable, of the Product included in such combination product and the denominator of which shall be the manufacturing cost or acquisition cost, as applicable, of all active ingredients in such combination product, including the Product.

                  "Permitted Encumbrances" shall have the meaning set forth in Section 3.3(b).

                  "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "Prime Rate" shall mean the rate of interest publicly announced by the Chase Manhattan Bank in New York City (or its
successor) from time to time as its prime, base or reference rate.

                  "Product" shall mean altretamine or a product containing altretamine.

                  "Purchase Price" shall have the meaning set forth in Section 2.1.

                  "Purchased Assets" shall mean, collectively, in each case relating exclusively to the Product:  (i) the Included
Intellectual Property, (ii) historical sales data and customer lists, (iii) marketing and promotional materials and plans, (iv) the
Inventory, (v) all goodwill related exclusively to the Product, and (vi) subject to transfer thereof in accordance herewith (A) all transferable licenses, permits or other Governmental Authority authorizations exclusively relating to the Product, including the
Regulatory Approvals and all regulatory filings, documents and correspondence relating to the Product, and (B) the rights and future obligations of Seller relating exclusively to the Product under the Assumed Agreements.

                  "Regulatory Approvals" shall mean all authorizations by the appropriate Governmental Authorities which are held by
Seller and required for the development, manufacture (other than manufacturing facilities licenses, approvals or authorizations), marketing, promotion, pricing and sale of the Product in the Territory, including effective INDs and pending or approved New Drug
Applications for the Product which are owned by Seller, together with all supplements and licenses exclusively related to the Product in the Territory.

                  "Royalty Payments" shall mean the royalty payments set forth in Part II of Exhibit A hereto.

                  "Taxes" (and with correlative meanings, "Tax" and "Taxable") shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, including but not limited to income, gross receipts, sales, use, ad valorem, value added, intangibles, franchise, profits, license, excise, stamp, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

                  "Termination Date" shall have the meaning set forth in Section 9.1.

                  "Territory" shall mean the entire world.

                  "Trademarks" shall mean (a) the trademarks listed on Exhibit D hereto, whether or not registered, and any applications or registrations therefor, and (b) all goodwill associated therewith, in each case which are exclusively employed in connection with the Products as currently manufactured, distributed and sold.

ARTICLE 2

                                                PURCHASE AND SALE; CLOSING; ALLOCATION

Section 2.1       Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, (a) Seller shall sell, assign, transfer and deliver to Buyer the Purchased Assets, and (b) Buyer shall purchase and accept the Purchased Assets from Seller, subject to Buyer's assumption of the Assumed Liabilities, for an aggregate purchase price consisting of the Fixed Payments and the Royalty
Payments (collectively, the "Purchase Price").  The Purchase Price shall be payable as provided in Sections 2.6 and 2.7.

Section 2.2       Assumption of Liabilities.  With respect to the purchase and sale of the Purchased Assets, in addition to payment of the Purchase Price and pursuant to assumption agreements to be executed and delivered in accordance with Section 2.4(e), Buyer shall assume at the Closing and subsequently, in due course in accordance with any terms applicable thereto, pay, honor and discharge all of the Assumed Liabilities.  Other than as set forth in the foregoing sentence, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of
Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise.  Seller shall be responsible for all of such liabilities, obligations and undertakings of Seller.

Section 2.3       The Closing.  Unless this Agreement shall have been terminated, on the terms and subject to the conditions of this
Agreement, the closing of the sale and purchase of the Purchased Assets and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, NY 10019 on
the later of November 15, 2000 or as soon as practicable after the date on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance with this Agreement, or at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date").  At the Closing, the parties to this Agreement will exchange funds, certificates and other documents as specified in this Agreement.  For purposes of this Agreement the Closing will be treated as if it occurred at 11:59 p.m. on the Closing Date.

Section 2.4       Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)      the Fixed Payment for Fixed Payment Quarter One payable by wire transfer in immediately available funds to a U.S. bank account of Seller to be designated by Seller;

(b)      the certificate executed by an authorized officer of Buyer required to be delivered pursuant to Section 7.2(c);

(c)      a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, certifying as to (i) the due organization and good standing of Buyer, and (ii) the authority and incumbency of officers of Buyer executing this Agreement and the other agreements, instruments or certificates delivered at the Closing;

(d)      a copy of the notice(s) required by 21 CFR 314.72(a)(i) from Buyer to the FDA relative to the transfer of ownership of the
Product;

(e)      such instruments of assumption and other certificates, instruments or documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect Buyer's assumption under Applicable Laws in effect as of the Closing Date of the
Purchased Assets and the Assumed Liabilities; and

(f)      such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the Closing.

Section 2.5       Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer the following:

(a)      the certificate executed by authorized officers of Seller required to be delivered pursuant to Section 7.3(c);

(b)      a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, certifying as to (i) the due organization and good standing of Seller, and (ii) the authority and incumbency of officers of Seller executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

(c)      a copy of the notice(s) required by 21 CFR 314.72(a)(i) from Seller to the FDA relative to the transfer of ownership of the ownership of the Product;

(d)      bills of sale and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to
Buyer and Seller, transferring under Applicable Laws in effect as of the Closing Date all Included Intellectual Property included within the Purchased Assets to Buyer or its Affiliates subject to the Permitted Encumbrances.  Buyer, at its own expense, shall prepare any and all individual assignment documents required and record them with the U.S. Patent and Trademark Offices and the equivalent agencies in other jurisdictions within the Territory;

(e)      copies of the third party consents listed on Exhibit E hereto;

(f)      to the extent the following items have not previously been provided to Buyer:

(i)      a complete and accurate copy of Seller's and its relevant Affiliates' customer lists, including relevant sales data, relating exclusively to the Product;

(ii)     a complete and accurate copy of all Regulatory Approvals, regulatory filings, documents and correspondence relating to the
Product;

(g)      such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the Closing.

Section 2.6       Fixed Payments.  Buyer shall pay to Seller the Fixed Payment for Fixed Payment Quarter One in accordance with
Section 2.4(a) and shall pay to Seller, all other Fixed Payments within thirty (30) days after the commencement of the corresponding
Fixed Payment Quarter, as set forth in Exhibit A, by wire transfer in immediately available funds to a U.S. bank account of Seller to be designated by Seller.

Section 2.7       Royalty Payments.

(a)      Buyer shall (i) within forty-five (45) days after the expiration of each quarter of each Contract Year, pay to Seller the
Royalty Payment for such quarterly period, as set forth in Exhibit A, by wire transfer in immediately available funds to a U.S. bank account of Seller to be designated by Seller and (ii) no later than sixty (60) days after the expiration of each Contract Year, deliver to Seller a statement setting forth Buyer's determination of the Net Sales for the corresponding Contract Year and Buyer's determination of the Royalty Payments payable or paid to Seller corresponding to such Contract Year, accompanied by a certificate executed on behalf of Buyer by the chief financial officer of Buyer, to the effect that, to the best of such officer's knowledge after due inquiry, said determinations were made in accordance with the applicable provisions of this Agreement.

(b)      During the two (2) year period commencing upon Seller's receipt of the statement delivered to Seller pursuant to Section
2.7(a) of this Agreement, Seller may deliver to Buyer a written notice requesting that independent certified public accountants selected by Seller and reasonably acceptable to Buyer review Buyer's determinations of Net Sales and the amount of the corresponding
Royalties Payment, as set forth in such statement; provided that such certified public accountants shall be subject to a customary non-disclosure agreement with Buyer.  If Seller delivers such a written notice to Buyer during such two (2) year period, then, without limiting the generality of Section 2.7(d) of this Agreement, Buyer shall allow, and cooperate with, such auditors to prepare, within sixty (60) days after the delivery of such written notice to Buyer, during normal business hours and not more than two (2)
times per Contract Year, a report of the audit of Buyer's certificate and statements to the effect that, subject to any adjustments expressly set forth in such report, said determinations were made in accordance with the applicable provisions of this Agreement.  In the event that the audit reveals that any Royalty Payment hereunder was less than the amount actually due, Buyer shall deliver to
Seller the entire shortfall amount within ten (10) days after the completion of the audit; provided, further that in the event such that any Royalty Payment hereunder was less than the amount actually due and payable by five percent (5%) or more, then all costs of the audit shall be borne by Buyer.  Otherwise Seller shall bear the cost of the audit, without limitation to Buyer's obligation to pay any shortfall.  In the event that the audit reveals that any Royalty Payments hereunder exceeded the amount actually due, Seller shall reimburse the Buyer for the entire overpayment within ten (10) days after completion of the audit.

(c)      Buyer shall keep, and shall cause each Person which shall use or have access to the Purchased Assets, including any applicable licensees, sublicensees and Affiliates thereof, to keep full and accurate books of account containing all particulars that may be necessary for the purpose of calculating the Royalty Payments.  Such books of account, with all necessary supporting data, shall be kept at their respective principal places of business and shall continue to be kept for the respective two (2) year period set forth in Section 2.7(c).

Section 2.8       Withholding.  Buyer shall pay all Fixed Payments and Royalty Payments in U.S. dollars in the full amount owed, without any reduction, withholding or set-off for Taxes imposed with respect to such payments.  Should any Taxes be required by
Applicable Law to be withheld, Buyer shall indemnify and hold harmless Seller, on a net after-Tax basis, from such Taxes by (a)
making all such Tax payments as required and (b) making such additional payments to Seller as may be required so that, net of Taxes payable in respect of the amounts withheld and such additional payments, Seller shall receive the amount it would have received had no such withholdings been required.  In addition, Buyer shall indemnify and hold harmless Seller, on a net after-Tax basis, from any
Taxes imposed directly on the Seller with respect to all Fixed Payments and Royalty Payments, other than Taxes imposed on Seller by a jurisdiction in which Seller is treated as resident for reasons other than receipt of these payments (or in which Seller is treated as engaged in business for reasons other than receipt of these payments, to the extent that the Fixed Payments and/or Royalty
Payments are treated by that jurisdiction as connected with such business).  If, by reason of a Tax payment made by Buyer on behalf of or for the account of Seller, Seller receives a Tax refund of, or credit against, income taxes otherwise owed by Seller, Seller shall pay promptly to Buyer the lesser of (i) such Tax refund or credit or (ii) such Tax payment made by Buyer.

Section 2.9       Interest.  If Buyer fails to make any payment required to be made under this Agreement, including any Fixed Payment or Royalty Payment or any shortfall amount under Section 2.7(b), then Buyer shall be required to pay Seller interest on the overdue amount, over the period commencing on the date when such payment was due and ending when such amount is paid or when the obligation to pay such amount is otherwise satisfied, at a floating rate equal to the lesser of (a) the rate five hundred (500) basis points above the Prime Rate; or (b) the highest rate permitted under applicable law.

Section 2.10      Allocation.

(a)      Prior to Closing, Buyer and Seller shall agree upon a statement (the "Allocation Statement") setting forth the respective values of the Purchased Assets, and the allocation of the consideration among the Purchased Assets, as determined under Section 1060 of the Code.

(b)      Unless otherwise required by law, Seller and Buyer agree to act in accordance with such Allocation Statement for all Tax purposes including filing all tax returns (including without limitation filing Form 8594 with its federal income tax return for the taxable year that includes the date of the Closing) and conducting of any tax audit, tax review or tax litigation relating thereto in a manner consistent with the Allocation Statement.

(c)      Seller and Buyer agree to adjust the Allocation Statement as necessary, consistent with Section 1060 of the Code, based on
Royalty Payments actually made pursuant to Section 2.7.

Section 2.11      Returns.  As of the Closing Date and thereafter, Buyer shall be responsible for all returns of Product sold in the
Territory; provided, however, that, for a period of three (3) months from the Closing Date, if such returns exceed the historical and normal rate of return during the twelve (12) month period prior to the Closing Date and Buyer has not taken any actions in connection with the Product which is inconsistent with Seller's past business practices, including without limitation a reduction or announced reduction in price, Seller shall reimburse Buyer for the costs of returns in excess of such rate.

Section 2.12      Exchange Rate.  Monetary conversions from the currency of a foreign country in which Net Sales are generated shall be made at the rate of exchange at which U.S. dollars are legally obtainable at the Chase Manhattan Bank in New York City (or its
successor) on the last business day of the quarterly period for which said amounts are being paid.

Section 2.13      Transfer Taxes.  Buyer shall be liable for and shall pay all transfer, sales, use, withholding, stamp duty, value added and similar taxes payable in connection with the conveyance and transfer of the Purchased Assets by Seller to Buyer.  Buyer shall file all required tax returns and other documentation with respect to such taxes, subject to review by Seller, and, if required by Applicable Law, Seller will join in the execution of any such tax returns and other documentation.

ARTICLE 3

                                               REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Buyer as follows:

Section 3.1       Organization, Good Standing, Power, Etc.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  Seller has the requisite corporate power and authority to execute and deliver this
Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by Seller, the execution and delivery by Seller of the other agreements contemplated hereby, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and no other or further corporate proceedings will be necessary for the execution and delivery of such agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

Section 3.2       Governmental Authorization; Required Consents.

(a)      The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby and the consummation by Seller of the transactions contemplated hereby or thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority, except as contemplated in Sections 6.2 and 6.3 hereof or as set forth in Schedule 3.2, other than where the failure to obtain such consent, approval or authorization, or to give or make any such notice or filing, would not be reasonably expected to have a Material Adverse Effect.

(b)      The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the
Certificate of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Purchased Assets are bound or affected (except as contemplated in Sections 6.2 and 6.3 hereof or as set forth in Schedule 3.2), or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Purchased Assets are subject.

Section 3.3       Properties.

(a)      Except as set forth on Schedule 3.3 Seller has good and marketable title to all Purchased Assets.

(b)      No Purchased Asset is subject to any Encumbrance, except (i) liens for Taxes, assessments and other governmental charges not yet due and payable or delinquent or being contested in good faith; (ii) immaterial mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business; and (iii) any Encumbrances which do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased Assets (all items included in items (i) through (iii) are referred to collectively herein as the "Permitted
Encumbrances").

(c)      Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to each of the Purchased Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances.

Section 3.4       Inventory and Returns.  To Seller's knowledge, the Inventory consists of items of a quality and quantity usable in the ordinary course of business, and having expiration dates listed on Exhibit C hereof.  To Seller's knowledge, none of the
Inventory is obsolete or damaged, and the Inventory is merchantable and fit for its particular use.

Section 3.5       Litigation.  Except as set forth in Schedule 3.5, there is no civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or, to the knowledge of Seller, threatened against the Seller relating directly to the
Purchased Assets or the transactions contemplated hereby, other than those that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.

Section 3.6       Intellectual Property Rights.

(a)      Exhibit B and Exhibit D, as applicable, set forth a listing of (i) all Trademarks and registered copyrights and applications for copyright registration included in the Included Intellectual Property that are owned by Seller and included in the Purchased
Assets, (ii) all contracts under which Seller is licensed or otherwise uses or is permitted to use any Included Intellectual Property in connection with the Purchased Assets, (iii) all contracts under which Seller has obtained (by assignment, license or otherwise)
any right to, or licenses or otherwise permits any Person to use, the Included Intellectual Property.

(b)      To the knowledge of Seller (i) except as set forth in Schedule 3.6(b)(i), no Person has claimed that the Purchased Assets infringe on or otherwise violate the intellectual property rights of any other Person and (ii) except as set forth on Schedule
3.6(b)(ii), no Person is challenging or infringing or otherwise violating the Included Intellectual Property.  Seller has not
received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights of any third parties with respect to the Purchased Assets or Product.

(c)      Except as disclosed on Schedule 3.6(c), Seller either (i) owns the entire right, title and interest in and to the Included
Intellectual Property free and clear of any Encumbrances, or (ii) has the valid and royalty-free right to use the same.

Section 3.7       Assumed Agreements.  Exhibit B lists all of the Assumed Agreements.  Such list includes the agreements required in order for Buyer to manufacture, sell or distribute the Product in substantially the same manner as Seller immediately prior to the date of this Agreement and there are no other agreements under which Seller receives any right to sell, manufacture or distribute the
Product or under which Seller sells, manufacturers or distributes the Product.  None of the Assumed Agreements has been modified by written or oral agreement, except as disclosed on such Exhibit B.  Seller has provided to Buyer true, correct and complete copies of each Assumed Agreement.  To the knowledge of Seller, there is no breach, invalidity, nor grounds for termination, rescission, avoidance or repudiation of any Assumed Agreement nor, to Seller's knowledge, is there any allegation of such a thing.  Except as set forth on Schedule 3.7, Seller has not received notice of termination or non-renewal of any Assumed Agreement, Seller has not received notice that any Assumed Agreement may not be renewed on equivalent terms and there is no dispute between Seller and the other party to any Assumed Agreement in respect of such Assumed Agreement.

Section 3.8       Compliance with Law.  Except as set forth in Schedule 3.5 or Schedule 3.8 the Purchased Assets have been utilized in compliance with all Applicable Laws in effect prior to the Closing Date, except where the failure so to comply would not be reasonably expected to have a Material Adverse Effect.

Section 3.9       Regulatory Matters.  Except as set forth on Schedule 3.9(a), none of the Product is being manufactured (other than manufacture in connection with research and development) or sold by Seller which at the date hereof would require any approval of the
FDA or any other Governmental Authority for the purpose for which they are being manufactured, assembled or sold by Seller for which such approval has not been obtained.  There is no action or proceeding by the FDA or any other Governmental Authority, including, but not limited to, recall procedures, pending or, to the knowledge of Seller, threatened against Seller relating to safety or efficacy of any of the Purchased Assets.  Schedule 3.9(b) sets forth a true and complete list of all Regulatory Approvals for the Product in the Territory.

Section 3.10      Broker's Fees.  Seller has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.11      No Other Representations of Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH
IN THIS AGREEMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF
SELLER.

ARTICLE 4

                                                REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller that:

Section 4.1       Corporate Organization, Good Standing, Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota.  Buyer has the requisite corporate power and authority to execute and deliver this
Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by Buyer, the execution and delivery by Buyer of the other agreements contemplated hereby, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other or further corporate proceedings will be necessary for the execution and delivery of such agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against such Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

Section 4.2       Governmental Authorization; Required Consents.

(a)      The execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby or thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority, except as contemplated in Sections 6.2 and 6.3 hereof, other than where the failure to obtain such consent, approval or authorization, or to give or make any such notice or filing, would not be reasonably expected to have a Material Adverse Effect.

(b)      The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the
Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

Section 4.3       Broker's Fees.  None of Buyer or any of its Affiliates has employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.4       Financial Capability.  Buyer has sufficient funds available or loan commitments to purchase the Purchased Assets on the terms and subject to the conditions of this Agreement, including with respect to payment of the Purchase Price and the marketing and promotion efforts set forth in Section 6.9 of this Agreement.

Section 4.5       Due Diligence.  In connection with the transactions contemplated herein and in the other agreements contemplated hereby, Buyer has performed a comprehensive due diligence investigation of the Product and the Purchased Assets.

Section 4.6       No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH
IN THIS AGREEMENT, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF
BUYER.

ARTICLE 5

                                                CONDUCT OF BUSINESS PENDING THE CLOSING

                  Seller agrees that:

Section 5.1       Conduct of the Business.  From the date hereof until the Closing Date, Seller shall utilize the Purchased Assets in the ordinary course of business consistent with past practice, and without limiting the foregoing, shall sell the Product to its distributors only in amounts consistent with such distributors' average daily orders for the Product during the sixty (60) day period preceding the date of this Agreement.

Section 5.2       Certain Actions.  Seller shall not waive, release, grant or transfer any material Included Intellectual Property or modify or change in any respect any of the Assumed Agreements or any existing material license, distribution agreement or other document.

ARTICLE 6

                                                          OTHER STIPULATIONS

                  The parties hereto agree that:

Section 6.1       Expenses.  All expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a
Party, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

Section 6.2       Further Assurances.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees (a) to use reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (b) to use reasonable efforts to obtain all necessary consents and approvals (or effective waiver thereof) from other parties to material agreements, contracts, instruments and other contracts, (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (d) to use reasonable efforts before and after the Closing to effect the registrations and filings and submissions of information required or requested by Governmental Authorities set forth on Schedule 6.2, including the FDA and comparable agencies in the Territory, with respect to the transactions contemplated hereby, including without limitation the execution by Seller of transfer documents prepared by Buyer, and (e) to assign or reassign, or grant rights, in relation to assets contemplated by this Agreement to be retained by Seller or transferred to Buyer and inadvertently transferred to Buyer or retained by
Seller, as the case may be.

Section 6.3       Filings and Authorizations.  Prior to and after the Closing Date, Seller and Buyer, as promptly as practicable, will make, or cause to be made, all such other filings and submissions under Applicable Laws in addition to those referenced in Section
6.2, as may be required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and Buyer will obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by them, or their Affiliates, in order for them so to consummate such transactions; provided, however, that
Seller shall not be required to provide assistance for any filings or submissions related to the qualification and licensing of any new manufacturing facility for Buyer.

Section 6.4       Use of Certain Names.  After the Closing Date, Buyer shall be entitled to sell the Inventory with its current product literature, labeling and packaging. Until the Inventory is exhausted, Buyer's use of such product literature, labeling and packaging and any other Indicia (as hereinafter defined) currently used in connection with the Product shall be in compliance with all Applicable Laws and conform to standards of quality at least equal to those used in connection with the Product prior to the
Closing Date.  Thereafter, upon exhaustion of such Inventory, Buyer shall be permitted to continue using the product labeling, packaging and shape currently used by Seller relating to the Product; provided, that, notwithstanding the foregoing, Buyer shall have no right whatsoever to use, and shall refrain from and discontinue using, any other Indicia, including, without limitation, the names
"MedImmune", "U.S. Bioscience" and "USB" and all related logos, and any and all derivatives and variations thereof.

Section 6.5       Use of Certain Assets.  The parties agree that Seller, and/or its Affiliates, own trademarks and designs other than those exclusively relating to the Product, including, without limitation, the names "MedImmune", "U.S. Bioscience" and "USB" and all related logos (hereinafter collectively, "Indicia"), as well as various registrations thereof.  Buyer hereby acknowledges the validity and ownership by Seller of any and all such Indicia and any and all registrations thereof and hereby agrees and acknowledges that nothing in this Agreement shall be construed to grant Buyer any right in or to such Indicia, other than as set forth in Section
6.4 above.  Buyer hereby agrees that it shall not directly or indirectly associate, register, use, or apply or permit the association, registration, use or application of any of such Indicia or registrations or anything imitative of or which resembles or is confusingly similar to or with any of such Indicia or registrations in connection with any business of or associated with Buyer or its Affiliates or to or with any products manufactured, permitted, or distributed by or for Buyer or its Affiliates.  In addition, from and after the Closing Date, Seller hereby agrees that it shall not directly or indirectly associate, register, use or apply or permit the association, registration, use or application of any trademark, design or logo which is imitative of or which resembles or is confusingly similar to or with the trademark "Hexalen" in connection with any business of or associated with Seller or its
Affiliates or to or with any products, manufactured, permitted or distributed by or for Seller or its Affiliates.  The provisions of this Section 6.5 shall survive the Closing Date indefinitely.

Section 6.6       Regulatory Matters.

(a)      Within sixty (60) days after the Closing Date, Seller shall provide Buyer with a copy of all correspondence or other documents reasonably related to the Regulatory Approvals.

(b)      After the Closing, Buyer shall be solely responsible and bear all costs for conducting all activities in connection with the
Regulatory Approvals, including, without limitation, communicating and preparing and filing all reports (including, without limitation, adverse drug experience reports and filings and submissions relating to the transfer of the Regulatory Approvals hereunder) with the appropriate Governmental Authorities in the Territory and interacting with any third parties with respect to
Product sold or distributed in the Territory; provided, however, that for up to ninety (90) days after the Closing Date, Seller, shall reasonably assist and cooperate in the transition of such activities to Buyer.  In addition, thereafter, if Buyer shall request the assistance of Seller's employees, then Buyer shall pay to Seller a fee for such excess services as Seller may provide based on a rate of $150.00 per hour for each employee so utilized.

Section 6.7       Technology Transfer.  Within thirty (30) days after the Closing Date, to the extent not already delivered pursuant to Section 2.5 hereof, Seller shall furnish Buyer with one (1) copy of the Included Know-How in Seller's possession or under Seller's control, including all technical, manufacturing and Seller's other written information, including but not limited to process sheets, raw material and process specifications, manuals and vendors lists, which are currently used by Seller, its Affiliates or sub-contractors to manufacture or have manufactured Product according to the methods used by Seller or its Affiliates or sub-contractors.

Section 6.8       Marketing and Promotion Efforts.  Buyer shall use its Commercially Reasonable Efforts to promote, market and sell the Product in the Territory.

Section 6.9       Insurance.  At all times from the Closing Date for a period of 10 years, Buyer shall maintain product liability insurance written on an occurrence form in an amount of not less than $15,000,000 per occurrence, and $15,000,000 annual aggregate.
At the Closing, Buyer shall provide Seller with a certificate of insurance as evidence of such insurance and annually thereafter evidencing the renewal of such insurance.  In the event that any such insurance shall be significantly reduced or restricted, terminated or shall otherwise not be renewed, Buyer shall immediately notify Seller, provided that Buyer shall use its best efforts to avoid any such reduction or restriction of terms or non-renewal or termination.

Section 6.10      Consents and Subcontracted Work.  Buyer and Seller shall use commercially reasonable efforts to obtain, between the date of this Agreement and the Closing Date, all requisite consents to the assignment of all of the Purchased Assets and the Assumed
Liabilities, including without limitation the Assumed Agreements.  To the extent that Seller is unable to obtain any of such consents
(without the incurring of any significant additional costs), then the Parties hereby agree to proceed with respect to the underlying rights and obligations of such contracts for which consent has not been obtained as shall permit Buyer to perform the obligations of
Seller thereunder, as a subcontractor or otherwise, and Buyer to obtain the benefit thereof (the "Subcontracted Work"); and until the requisite consents are obtained, such obligations will not be deemed to be included in the Assumed Liabilities and nothing contained herein will be deemed to constitute a breach of the contract underlying such rights and obligations.  Buyer agrees to diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work; and to the extent that consents to assignment are obtained after the Closing, Buyer agrees that such obligations will no longer be considered to be Subcontracted Work at such time, but will instead be deemed to be Assumed Liabilities for all purposes of this Agreement.

Section 6.11      Retention of Records.  Buyer shall preserve all records and documents included within the Purchase Assets for a period of at least three (3) years from the Closing Date, and thereafter, Buyer will not dispose of or destroy any of such records and documents without giving thirty (30) days prior written notice to Seller to permit Seller, at its expense, to duplicate or take possession of any such records and documents.

ARTICLE 7

                                                              CONDITIONS

Section 7.1       Conditions to Obligation of each Party to Effect the Transactions Contemplated by this Agreement.  The obligation of each Party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing
Date of the following conditions:

(a)      the consents and approvals of Governmental Authorities set forth on Schedule 7.1(a), which shall not include any consents or approvals relating to Regulatory Approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained; and

(b)      no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a
Governmental Authority or executive order promulgated or enacted by any Governmental Authority shall be in effect that would restrain or otherwise prevent the consummation of the transactions contemplated by the Agreement.

Section 7.2       Conditions to the Obligation of Seller.  The obligation of Seller to effect the transactions contemplated by this
Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)      Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date, including, without limitation, compliance with the provisions of Section 2.4;

(b)      the representations and warranties of Buyer in this Agreement shall be true and correct in all material respects, as of the
Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement; and

(c)      Buyer shall have furnished to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of
Buyer to the effect that all conditions set forth in Sections 7.2(a) and (b) have been satisfied.

Section 7.3       Conditions to the Obligation of Buyer.  The obligation of Buyer to effect the transactions contemplated by this
Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)      Seller shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing, including, without limitation, compliance with the provisions of Section 2.5;

(b)      the representations and warranties of Seller in this Agreement shall be true and correct in all material respects, as of the
Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement;

(c)      Seller shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of
Seller to the effect that all conditions set forth in Sections 7.3(a) and (b) have been satisfied; and

(d)      Seller shall have obtained the consents listed on Exhibit E hereto.

(e)      Seller shall have executed a trademark assignment in the form of Exhibit F hereto.

ARTICLE 8

                                                            INDEMNIFICATION

Section 8.1       Indemnification.

(a)      Subject to Section 8.3, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, agents and controlling Persons from any liability, damage, deficiency, loss, judgments, assessments, cost or expense, including reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (being hereafter referred to in this Article 8 as "Costs"), arising from or attributable to:

(i)      The breach of any representation or warranty made by Seller in this Agreement; and

(ii)     Any failure of Seller duly to perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement.

(b)      Subject to Section 8.3, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, employees, agents and controlling Persons from Costs arising from or attributable to:

(i)      The breach in any representation or warranty made by Buyer in this Agreement;

(ii)     Any failure of Buyer duly to perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement; and

(iii)    The Assumed Liabilities.

(c)      Nothing in Article 8 shall limit or otherwise affect indemnification provided by Buyer in Section 2.8.

Section 8.2       Procedures.

(a)      Promptly after the receipt by any Person entitled to indemnity hereunder of notice of (i) any claim or (ii) the commencement of any action or proceeding, such Person (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any
Party obligated to provide indemnification pursuant to this Article 8 (the "Indemnifying Party"), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the
Indemnifying Party in the conduct of such defense. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within a reasonable time, but in no event more than thirty (30) days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action.  If the
Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the Indemnifying Party shall be obligated to take all steps necessary in the defense or settlement of such claim or litigation resulting therefrom.  The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation; provided, however, that the Aggrieved Party shall be entitled to retain its own counsel at the Indemnifying Party's expense at the request of the Indemnifying Party or if the named parties to any such proceeding include both the Aggrieved Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation.  In addition, all awards and costs payable by a third party to the Aggrieved Party or the Indemnifying Party shall belong to the Indemnifying Party.

(b)      If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved
Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded (subject to the limitation set forth in the last sentence of Section 8.3) in such claim or litigation less the Minimum Loss, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party in such amount, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all expenses, legal or otherwise, incurred by the Aggrieved Party in connection with the defense against or settlement of such claim or litigation.  If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the
Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Aggrieved Party in the defense against such claim or litigation.

Section 8.3       Limitations.  An Aggrieved Party shall not be entitled to recover any Costs under Section 8.1(a) or Section 8.1(b)
until the aggregate amount of the Costs suffered by the Aggrieved Party thereunder shall equal or exceed one hundred thousand dollars
($100,000) (the "Minimum Loss"), at which time the indemnification provided under Section 8.1(a) or Section 8.1(b) shall apply to all
Costs in excess of the Minimum Loss.  Notwithstanding anything herein to the contrary, the indemnification provisions set forth in
Section 8.1 shall survive until the expiration of the relevant statues of limitation except that indemnification for breaches of representations and warranties provided in Sections 8.1(a)(i) and 8.1(b)(i) which shall survive until expiration of the survival period set forth in Section 10.3 below.  Buyer shall be entitled to (but shall not be required to) set-off any amounts due or payable by Buyer or any of its Affiliates to Seller.  In addition, neither Seller nor Buyer shall be responsible for any Aggrieved Party's own indirect, incidental, special or consequential damages whatsoever, including loss of profits or goodwill.

Section 8.4       Indemnification as Sole Remedy.  The indemnification provided in this Article 8, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy for damages available to any Aggrieved Party; provided, however, that such limitations shall not apply in the event that, and only after, an Aggrieved Party obtains a final judgment (after the exhaustion of all appellate remedies) in a court of competent jurisdiction that the Indemnifying Party committed fraud.

ARTICLE 9

                                                              TERMINATION

Section 9.1       Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)      by mutual written consent of Buyer and Seller;

(b)      by either Party if the Closing shall not have occurred on or prior to December 29, 2000; provided, however, that a Party shall not have the right to terminate under this Section 9.1(b) if such Party's (or such Party's Affiliates) failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date of any liability of such Party to the other Party hereunder for such failure; or

(c)      subject to Section 6.3, by Buyer or Seller if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

                  The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 9.1 is herein referred to as the "Termination Date."

Section 9.2       Effect of Termination.  Upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any Party from liability for breach of this Agreement prior to such termination.

ARTICLE 10

                                                           GENERAL PROVISIONS

Section 10.1      Public Statements.  So long as this Agreement is in effect, none of the Parties hereto shall issue or cause the dissemination of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other Party which shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by applicable law, including requirements for voluntary filings under the securities laws, or legal process.

Section 10.2      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter in writing) to the parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice:

                  (a)      if to Seller:

                           MedImmune Oncology, Inc.
                           One Tower Bridge
                           100 Front Street, Suite 400
                           West Conshohocken, PA 19428
                           Attention:    Wendy Nagy, Esq.
                           Telecopier Number:  (610) 832-4595

                           with a copy to:

                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, NY 10019
                           Attention:    Frederick W. Kanner, Esq.
                           Telecopier Number:  (212) 259-6333

                  (b)      if to Buyer:

                           MGI Pharma, Inc.
                           6300 West Old Shakopee, Suite 110
                           Bloomington, MN 55438
                           Attention:  Manager Legal Affairs
                           Telecopier Number:  (612) 346-4800

                           with a copy to:
                           Dorsey & Whitney
                           220 South Sixth Street
                           Minneapolis, MN  55402
                           Attention:  Timothy J. Hearn, Esq.
                           Telecopier Number:  (612) 340-8827

                  Notice so given (in the case of notice so given by mail) shall be deemed to be given and received on the third calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

Section 10.3      Survival of Representations and Warranties.  The respective representations and warranties of the Parties hereto shall survive the Closing and shall remain in full force and effect for a period of twelve (12) months after the Closing Date.  In no event shall any amounts be recovered from an Indemnifying Party under Sections 8.1(a)(i) or 8.1(b)(i) for any matter for which a written notice of claim specifying in reasonable detail the specific nature of the Costs and the estimated amount of such Costs
("Claim Notice") is not delivered to the other Party prior to the close of business on the twelve (12) month anniversary date of the
Closing Date, and the indemnities granted by Seller and Buyer in Sections 8.1(a)(i) or 8.1(b)(i) shall terminate twelve (12) months after the Closing Date; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith within such twelve (12) month period and otherwise in compliance with the requirements of Article 8 until the earlier to occur of (a) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (b) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

Section 10.4      Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the
Parties hereto.

Section 10.5      Waiver.  At any time prior to the Closing, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the Parties hereto may be extended) by the Party that is entitled to the benefits thereof.

Section 10.6      Parties in Interest.  This Agreement may not be assigned by a Party without the prior written consent of the other
Parties hereto provided, however, that either Party may assign this Agreement without such consent in connection with the sale or other transfer for of all or substantially all of its assets.  This Agreement shall not run to the benefit of or be enforceable by any Person other than a Party to this Agreement or an Aggrieved Party under Article 8 hereof and, subject to the first sentence of this Section, its successors and assigns.

Section 10.7      Seller's Knowledge.  When "to the knowledge of Seller" or similar phrase is used herein it shall be deemed to refer to the actual knowledge of the General Counsel of Seller.

Section 10.8      Entire Agreement; Governing Law; Miscellaneous.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the
Parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other Person any rights or remedies hereunder; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the
State of Maryland without giving effect to the principles of conflicts of laws thereunder.  This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire
Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.  The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 10.9      Waiver of Bulk Sales.  The Parties waive compliance with any bulk sales or similar laws in connection with the consummation of the transactions contemplated by the other agreements contemplated by this Agreement.

Section 10.10     Exhibits and Schedules.  All Exhibits and Schedules referred to herein form an integral part of this Agreement and are incorporated into this Agreement by reference.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                                     MEDIMMUNE ONCOLOGY, INC.

                                                     By:/s/ David M. Mott
                                                          Name:  David M. Mott
                                                          Title: Chief Executive Officer

                                                     MGI PHARMA, INC.

                                                     By:/s/ Charles N. Blitzer
                                                          Name:  Charles N. Blitzer
                                                          Title: President and Chief
                                                                 Executive Officer

                                                     By:/s/ Leon O. Moulder
                                                          Name:  Leon O. Moulder
                                                          Title: Executive Vice President